Exhibit 99.1

CytRx Corporation Announces $8.1 Million Registered Direct Offering of Common Stock

LOS ANGELES – December 13, 2016 — CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced that it has entered into securities purchase agreements with existing institutional investors to purchase shares of our common stock at a purchase price of $0.42 per share in a registered direct offering with gross proceeds of $8.1 million. To the extent that the purchase of shares of common stock would result in beneficial ownership above 4.99%, an investor may elect to purchase shares of our Series B convertible preferred stock in lieu of common stock. Each share of preferred stock has a conversion price of $0.42 and no dividend rights. The offering is expected to close on or about December 16, 2016, subject to the satisfaction of customary closing conditions.

Rodman & Renshaw, a unit of H.C. Wainwright & Co., acted as exclusive placement agent for the offering.

We also have agreed in the securities purchase agreements that, for each share of common stock (or each share underlying the shares of convertible preferred stock) purchased in this offering, a corresponding number of warrants of CytRx that were issued to the existing institutional investors in July 2016 will be amended to have an exercise price of $0.5055 per share and the term of exercise will be extended by twelve months.

After deducting the placement agent’s commission and other estimated offering expenses payable by CytRx, the net proceeds to CytRx are anticipated to be approximately $7.4 million. CytRx intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares of common stock, convertible preferred stock and shares underlying the convertible preferred stock are being offered pursuant to a shelf registration statement on Form S-3, as amended (File No. 333-208803), that was previously filed with the Securities and Exchange Commission (SEC) and declared effective on June 17, 2016. The securities may be offered only by means of a prospectus. CytRx will file a prospectus supplement in connection with the amendment to the warrants. The prospectus and a final prospectus supplement related to the offering have been filed with the SEC and are available on the SEC’s website located at http://www.sec.gov and may also be obtained from H.C. Wainwright & Co. by calling (212) 356-5707 or emailing placements@hcwco.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor may there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its albumin-binding conjugate of doxorubicin. CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx’s expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

430 Park Avenue  |  New York, New York 10022  |  212.356.0500

Security services provided by H.C. Wainwright & Co., LLC  |  Member: FINRA/SIPC

Forward-Looking Statements

This press release contains statements that are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the completion, timing and size of the public offering. Such statements involve risks and uncertainties, such as the risk that the conditions to the closing of the offering will not be satisfied and that the offering will not be completed, risks relating to the timing and final results of CytRx’s clinical testing of aldoxorubicin, timing of CytRx’s preparation and submission of an NDA for aldoxorubicin for the treatment of STS and FDA acceptance and review of any NDA, the risk that CytRx may be unsuccessful in obtaining FDA approval or, if approval is obtained, in commercializing aldoxorubicin in the United States or elsewhere, and other risks detailed in CytRx’s most recent annual and quarterly reports filed with the SEC and current reports filed with the SEC since the filing of CytRx’s most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

CytRx Corporation

David J. Haen

Vice President, Business Development and Investor Relations

(310) 826-5648, ext. 304

dhaen@cytrx.com

Media Contact:

Argot Partners

Eliza Schleifstein

(973) 361-1546

eliza@argotpartners.com

Investor Relations Contact:

Argot Partners

Michelle Carroll

(212) 600-1902

michelle@argotpartners.com